Exhibit 99.1

Regional Management Corp. Appoints Maria Contreras-Sweet and

Jonathan D. Brown to Board of Directors

Greenville, South Carolina – January 29, 2018 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced the appointments of Maria Contreras-Sweet and Jonathan D. Brown to its Board of Directors, effective immediately. Ms. Contreras-Sweet was formerly the Administrator of the U.S. Small Business Administration (SBA) from April 2014 until January 2017. Mr. Brown is a senior analyst with Basswood Capital Management, LLC, an alternative asset manager with over $1.4 billion of assets under management.

Ms. Contreras-Sweet’s and Mr. Brown’s appointments expand the size of Regional Management’s Board of Directors from six directors to eight directors. Ms. Contreras-Sweet brings to the Board extensive experience in finance, entrepreneurship, and innovation in both the public and private sectors and, equally important, a genuine passion for the market that Regional Management serves. Mr. Brown brings to the Board significant insight and expertise related to the financial services sector.

“After conducting a comprehensive search, we are excited to have Maria and Jon join our Board of Directors,” said Roel C. Campos, Chairman of the Corporate Governance and Nominating Committee of Regional Management’s Board of Directors. “Maria’s addition allows us to tap into her vast wealth of knowledge gained from over 35 years of public and private sector service, as well as her deep financial, banking, and entrepreneurial expertise, while Jon brings to bear his substantial financial experience and the long-term support of our largest shareholder. Their appointments further strengthen and complement the Board’s deep experience. We believe that Maria’s insight and expansive professional and business network and Jon’s comprehensive analyst experience and familiarity with the broader financial services industry will provide considerable value to the Board and Regional as we continue to execute on our long-term growth strategy.”

Prior to heading the SBA, Ms. Contreras-Sweet was a founder of ProAmerica Bank, which funds small and medium-sized businesses in Southern California, and served as Executive Chairwoman from 2006 to 2014. Before helping to establish ProAmerica Bank, she was Co-Founder and Managing Partner of Fortius Holdings from 2003 to 2006. Prior to that, she served as Secretary of California’s Business, Transportation and Housing Agency from 1999 to 2003. While in that role, she was also appointed chair to the finance committee of CA-ISO (California Independent System Operator) to help solve the state’s 2000-2001 energy crisis. Ms. Contreras-Sweet also previously held various executive positions at Westinghouse Electric Company’s 7-Up/RC Bottling Company. She is a current member of the board of directors of Sempra Energy, serving on its Audit Committee.

“I am pleased to be joining the Board of Regional Management at such a pivotal time in the Company’s history,” stated Ms. Contreras-Sweet. “This is a lender whose mission I value and whose market has always had great meaning for me.”

Prior to joining Basswood in 2009, Mr. Brown worked at Sandelman Partners and Goldman Sachs. Mr. Brown graduated from Emory University’s Goizueta School of Business with a B.B.A, holding dual concentrations in Finance and Strategy & Management Consulting, as well as a minor in History.

“I am thrilled to join Regional Management’s outstanding Board,” said Mr. Brown. “Regional has made great strides over the past few years thanks to its Board, management, and entire team, and I believe, thanks to its current strategic direction, that its best days remain ahead.”

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331